Exhibit 9.1
UNAUDITED PRO FORMA FINANCIAL INFORMATION
     The following unaudited pro forma financial statements give effect to the September 18, 2007 sale of VSK. The unaudited pro forma condensed consolidated balance sheet and statements of operations filed with this report are presented for illustrative purposes only. The unaudited pro forma condensed consolidated balance sheet as of June 30, 2007 has been prepared to reflect the sale of VSK as if such sale had taken place on such date, and is not necessarily indicative of the financial position of the Company had the sale occurred on that date. The unaudited pro forma condensed consolidated results of operations for the six months ended June 30, 2007 and 2006, and the years ended December 31, 2006, 2005 and 2004, have been prepared assuming that the transaction occurred on January 1, 2006 and are not necessarily indicative of the results of operations for future periods or the results that actually would have been realized had we sold VSK as of those dates. The unaudited pro forma financial statements, including notes thereto, should be read in conjunction with the historical financial statements of the Company included in our Form 10-K for the year ended December 31, 2006 and the unaudited financial statements filed in our Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007.

The Allied Defense Group, Inc.
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
(UNAUDITED)
(Thousands of Dollars, except per share and share data)

	June 30, 2007
	Historical	VSK Disposition		Pro Forma
ASSETS
Current Assets
Cash and cash equivalents	$6,159	$41,841	(1) (2)	$48,000
Restricted cash	6,091	—		6,091
Accounts receivable, net	15,524	(8,866	)(2)	6,658
Costs and accrued earnings on uncompleted contracts	15,652	—		15,652
Inventories, net	25,237	(1,854	)(2)	23,383
Prepaid and other current assets	3,778	(1,163	)(2)	2,615
Assets held for sale	3,422	—		3,422

Total current assets	75,863	29,958		105,821

Property, Plant and Equipment, net	31,837	(4,709	)(2)	27,128

Other Assets
Intangible assets, net	9,048	(40	)(2)	9,008
Goodwill	16,335	(5,008	)(2)	11,327
Deferred tax asset	—	12,015	(5)
		(12,015	)(3)	—
Other assets	145	(27	)(2)	118

Total other assets	25,528	(5,075)		20,453

TOTAL ASSETS	$133,228	$20,174		$153,402

CURRENT LIABILITIES
Bank overdraft facility	$9,057	$—		$9,057
Current maturities of long-term debt	9,216	(182	)(2)	9,034
Accounts payable	16,722	(3,673	)(2)	13,049
Accrued liabilities	16,934	(944	)(2)	15,990
Deferred revenue	1,347	(1,347	)(2)	—
Customer deposits	12,061	(37	)(2)	12,024
Foreign exchange contracts	8	(8	)(2)	—
Income taxes	4,097	(743	)(2)	3,354
Liabilities held for sale	2,443	—		2,443

Total current liabilities	71,885	(6,934)		64,951

LONG TERM OBLIGATIONS
Long-term debt, less current maturities and unamortized discount	3,496	(204	)(2)	3,292
Senior secured convertible notes	32,607	—		32,607
Deferred tax liability, non-current	15	(15	)(2)	—
Derivative instrument	294	—		294
Other long-term liabilities	576	—		576

Total long-term obligations	36,988	(219)		36,769

TOTAL LIABILITIES	108,873	(7,153)		101,720

CONTINGENCIES AND COMMITMENTS

STOCKHOLDERS’ EQUITY

Preferred stock, no par value; authorized 1,000,000 shares; none issued	—			—
Common stock, par value, $.10 per share; authorized 30,000,000 shares; issued and outstanding, 7,800,912 at June 30, 2007	780	—		780
Capital in excess of par value	53,428	—		53,428
Retained deficits	(48,640)	12,015	(5)
		19,029	(3)	(17,596)
Accumulated other comprehensive income	18,787	(3,717	)(2)	15,070

Total stockholders’ equity	24,355	27,327		51,682

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$133,228	$20,174		$153,402

The accompanying notes are an integral part of this unaudited pro forma condensed consolidated financial data.

The Allied Defense Group, Inc.
PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Thousands of Dollars, except per share and share data)

	Six months ended June 30, 2007
	Historical	VSK Disposition		Pro Forma
Revenues	$34,505	$(16,694	)(4)	$17,811

Cost and expenses
Cost of sales	32,769	(9,435	)(4)	23,334
Selling and administrative	18,998	(3,952	)(4)	15,046
Research and development	3,680	(1,653	)(4)	2,027

Operating loss	(20,942)	(1,654)		(22,596)

Other income (expenses)
Interest income	420	(103	)(4)	317
Interest expense	(8,286)	80	(4)	(8,206)
Net (loss) gain on fair value of senior convertible notes and warrants	(7,766)	—		(7,766)
Other-net	9	(140	)(4)	(131)

	(15,623)	(163)		(15,786)

Loss from continuing operations before income taxes	(36,565)	(1,817)		(38,382)

Income tax expense	779	(761	)(4)	18

Loss from continuing operations	(37,344)	(1,056)		(38,400)

Discontinued operations, net of tax	(4,665)	—		(4,665)

NET LOSS	$(42,009)	$(1,056)		$(43,065)

Loss per share — basic and diluted:

Net loss from continuing operations	$(5.74)			$(5.90)
Net loss from discontinued operations	(0.72)			(0.71)

Total loss per share — basic and diluted	$(6.46)			$(6.61)

Weighted average number of common shares:

Basic	6,510,211			6,510,211
Diluted	6,510,211			6,510,211
The accompanying notes are an integral part of this unaudited pro forma condensed consolidated financial data.

The Allied Defense Group, Inc.
PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Thousands of Dollars, except per share and share data)

	Year ended December 31, 2006
	Historical	VSK Disposition		Pro Forma
Revenues	$121,680	$(31,130	)(4)	$90,550

Cost and expenses
Cost of sales	102,903	(17,647	)(4)	85,256
Selling and administrative	34,520	(7,061	)(4)	27,459
Research and development	7,919	(2,928	)(4)	4,991

Operating loss	(23,662)	(3,494)		(27,156)

Other income (expenses)
Interest income	1,050	(183	)(4)	867
Interest expense	(9,015)	132	(4)	(8,883)
Net gain on fair value of senior convertible notes and warrants	1,901	—		1,901
Other-net	1,967	(231	)(4)	1,736

	(4,097)	(282)		(4,379)

Loss from continuing operations before income taxes	(27,759)	(3,776)		(31,535)

Income tax expense	12,598	(1,258	)(4)	11,340

Loss from continuing operations	(40,357)	(2,518)		(42,875)

Discontinued operations, net of tax	(740)	—		(740)

NET LOSS	$(41,097)	$(2,518)		$(43,615)

Loss per share — basic and diluted:

Net loss from continuing operations	$(6.66)			$(7.07)
Net loss from discontinued operations	(0.12)			(0.12)

Total loss per share — basic and diluted	$(6.78)			$(7.19)

Weighted average number of common shares:

Basic	6,065,732			6,065,732
Diluted	6,065,732			6,065,732
The accompanying notes are an integral part of this unaudited pro forma condensed consolidated financial data.

The Allied Defense Group, Inc.
PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Thousands of Dollars, except per share and share data)

	Six months ended June 30, 2006
	Historical	VSK Disposition		Pro Forma
Revenues	$64,765	$(14,343	)(4)	$50,422

Cost and expenses
Cost of sales	50,503	(8,119	)(4)	42,384
Selling and administrative	17,345	(3,619	)(4)	13,726
Research and development	3,409	(1,500	)(4)	1,909

Operating loss	(6,492)	(1,105)		(7,597)

Other income (expenses)
Interest income	286	(78	)(4)	208
Interest expense	(3,715)	61	(4)	(3,654)
Net (loss) gain on fair value of senior convertible notes and warrants	1,014	—		1,014
Other-net	959	(85	)(4)	874

	(1,456)	(102)		(1,558)

Loss from continuing operations before income taxes	(7,948)	(1,207)		(9,155)

Income tax expense (benefit)	—	(1,084	)(4)	(1,084)

Loss from continuing operations	(7,948)	(123)		(8,071)

Discontinued operations, net of tax	(796)	—		(796)

NET LOSS	$(8,744)	$(123)		$(8,867)

Loss per share — basic and diluted:

Net loss from continuing operations	$(1.32)			$(1.34)
Net loss from discontinued operations	(0.13)			(0.13)

Total loss per share — basic and diluted	$(1.45)			$(1.47)

Weighted average number of common shares:

Basic	6,029,251			6,029,251
Diluted	6,029,251			6,029,251
The accompanying notes are an integral part of this unaudited pro forma condensed consolidated financial data.

The Allied Defense Group, Inc.
PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Thousands of Dollars, except per share and share data)

	Year ended December 31, 2005
	Historical	VSK Disposition		Pro Forma

Revenues	$106,198	$(30,761)	(4)	$75,437

Cost and expenses
Cost of sales	89,917	(16,480)	(4)	73,437
Selling and administrative	32,085	(6,570)	(4)	25,515
Research and development	6,752	(2,682)	(4)	4,070

Operating loss	(22,556)	(5,029)		(27,585)

Other income (expenses)
Interest income	557	(209)	(4)	348
Interest expense	(2,563)	79	(4)	(2,484)
Other—net	(1,970)	(258)	(4)	(2,228)

	(3,976)	(388)		(4,364)

Loss from continuing operations before income taxes and cumulative effect of accounting change	(26,532)	(5,417)		(31,949)

Income tax expense (benefit)	(35)	(2,001)	(4)	(2,036)

Loss from continuing operations before cumulative effect of accounting change	(26,497)	(3,416)		(29,913)

Discontinued operations, net of tax	(7,130)	—		(7,130)

Cumulative effect of accounting change, net of tax benefit of $2,726	(5,293)	—		(5,293)

NET LOSS	$(38,920)	$(3,416)		$(42,336)

Loss per share — basic and diluted:

Net loss from continuing operations before cumulative effect of accounting change	$(4.60)			$(5.20)
Net loss from discontinued operations	(1.24)			(1.24)
Cumulative effect of accounting change, net of income taxes	(0.92)			(0.92)

Total loss per share — basic and diluted	$(6.76)			$(7.36)

Weighted average number of common shares:

Basic	5,754,951			5,754,951
Diluted	5,754,951			5,754,951
The accompanying notes are an integral part of this unaudited pro forma condensed consolidated financial data.

The Allied Defense Group, Inc.
PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Thousands of Dollars, except per share and share data)

	Year ended December 31, 2004
	Historical	VSK Disposition		Pro Forma

Revenues	$139,766	$(29,826	)(4)	$109,940

Cost and expenses
Cost of sales	102,161	(15,166	)(4)	86,995
Selling and administrative	25,964	(6,389	)(4)	19,575
Research and development	4,321	(2,454	)(4)	1,867

Operating income	7,320	(5,817)		1,503

Other income (expenses)
Interest income	527	(230	)(4)	297
Interest expense	(2,440)	47	(4)	(2,393)
Other-net	(663)	(137	)(4)	(800)

	(2,576)	(320)		(2,896)

Income (loss) from continuing operations before income taxes	4,744	(6,137)		(1,393)

Income tax expense (benefit)	1,720	(2,195	)(4)	(475)

Income (loss) from continuing operations	3,024	(3,942)		(918)

Discontinued operations, net of tax	(1,654)	—		(1,654)

NET INCOME (LOSS)	$1,370	$(3,942)		$(2,572)

Income (loss) per share — basic:

Net income (loss) from continuing operations	$0.53			$(0.16)
Net loss from discontinued operations	(0.30)			(0.30)

Total income (loss) per share — basic	$0.25			$(0.46)

Income (loss) per share — diluted:

Net income (loss) from continuing operations	$0.53			$(0.16)
Net loss from discontinued operations	(0.29)			(0.30)

Total income (loss) per share — diluted	$0.24			$(0.46)

Weighted average number of common shares:

Basic	5,568,183			5,568,183
Diluted	5,745,282			5,568,183
The accompanying notes are an integral part of this unaudited pro forma condensed consolidated financial data.

The Allied Defense Group, Inc.
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Thousands of Dollars)
BASIS OF PRESENTATION
The accompanying unaudited pro forma condensed consolidated financial statements give effect to the pro forma adjustments necessary to reflect the disposition of VSK Electronics NV as if the disposition was effective for the periods presented in the unaudited pro forma condensed consolidated statements of operations and as of June 30, 2007, in the unaudited pro forma condensed consolidated balance sheet. The Company’s historical amounts represent the Company’s consolidated balance sheets and statements of operations derived from our Annual report on Form 10-K for the years ended December 31, 2006, 2005 and 2004 and quarterly reports on Forms 10-Q for the periods ended June 30, 2007 and 2006.
PRO FORMA ADJUSTMENTS
The unaudited pro forma condensed consolidated statements of operations and balance sheet reflect the effect of the following pro forma adjustments:

(1)	To record the net cash received upon the sale of VSK, as follows:

Gross cash proceeds, including $62 related to working capital adjustments	$49,066

Funds held in escrow	(2,760)

Investment banker, legal, accounting and other transaction costs, including management incentives	(2,968)

Net cash received	43,338

Less: VSK’s cash balance at 6/30/2007	(1,497)

Net proforma adjustment to cash	$41,841

(2)	To remove the assets, liabilities and accumulated other comprehensive income of VSK at June 30, 2007.

(3)	To record the estimated gain on the sale of VSK, as follows:

Net cash received	$43,338
Net assets sold	(16,011)
Other comprehensive income related to VSK	3,717

Gain before income taxes	31,044

Income taxes*	(12,015)

Net gain †	$19,029

*	- This income tax amount is not expected to be paid, as the gain from the sale of VSK was offset by existing net operating loss carryforwards. This $12,015 benefit will be reported as a reduction of the income tax provision for continuing operations.

†	- The Stock Purchase Agreement requires a total of $2,760 be held in escrow pending the resolution of certain contingencies. Such amounts have been excluded from the net pro forma gain calculation in the table above. If these contingencies are resolved in favor of the Company, the additional consideration received will serve to increase the Company’s gain on the sale of VSK.

The Allied Defense Group, Inc.
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Thousands of Dollars)

(4)	To remove revenue and expenses of VSK for the six months ended June 30, 2007 and 2006, and the years ended December 31, 2006, 2005 and 2004.

(5)	To reverse the valuation allowance recorded against the deferred tax benefit related to $35,338 of net operating loss carryforwards previously determined to expire unused.